                                                                   EXHIBIT 10.03



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                             CONTRIBUTION AGREEMENT


                                      among


                                    CBS INC.,


                          DATA BROADCASTING CORPORATION


                                       and


                              MARKETWATCH.COM, LLC





                          Dated as of October 29, 1997





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                                TABLE OF CONTENTS

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                                    ARTICLE I

                                  Contributions

SECTION 1.01.         DBC Contribution; DBC Assets.......................................................1
SECTION 1.02.         Assumption of Certain Liabilities..................................................2
SECTION 1.03.         Consent of Third Parties...........................................................4
SECTION 1.04.         CBC Contribution...................................................................4

                                   ARTICLE II

                                   The Closing

SECTION 2.01.         The Closing........................................................................5
SECTION 2.02.         Transactions To Be Effected at the Closing.........................................5

                                   ARTICLE III

                      Representations and Warranties of DBC

SECTION 3.01.         Organization, Standing and Power...................................................5
SECTION 3.02.         Authority; Execution and Delivery; Enforceability..................................6
SECTION 3.03.         No Conflicts; Consents.............................................................6
SECTION 3.04.         Financial Statements...............................................................7
SECTION 3.05.         DBC Assets.........................................................................7
SECTION 3.06.         Intellectual Property..............................................................7
SECTION 3.07.         Contracts..........................................................................9
SECTION 3.08.         Personal Property.................................................................11
SECTION 3.09.         Permits...........................................................................11
SECTION 3.10.         Insurance.........................................................................12
SECTION 3.11.         Sufficiency of DBC Assets.........................................................12
SECTION 3.12.         Taxes.............................................................................12
SECTION 3.13.         Proceedings.......................................................................13
SECTION 3.14.         Benefit Plans.....................................................................13
SECTION 3.15.         Absence of Changes or Events......................................................14
SECTION 3.16.         Compliance with Applicable Laws...................................................14
SECTION 3.17.         Transactions with Affiliates......................................................14
SECTION 3.18.         Effect of Transaction.............................................................15
SECTION 3.19.         Disclosure........................................................................15
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                                   ARTICLE IV

                      Representations and Warranties of CBS

SECTION 4.01.         Organization, Standing and Power..................................................15
SECTION 4.02.         Authority; Execution and Delivery; Enforceability.................................15
SECTION 4.03.         No Conflicts; Consents............................................................16

                                    ARTICLE V

                                    Covenants

SECTION 5.01.         Reasonable Best Efforts...........................................................16
SECTION 5.02.         Expenses; Transfer Taxes..........................................................16
SECTION 5.03.         Post-Closing Cooperation..........................................................17
SECTION 5.04.         Further Assurances................................................................17
SECTION 5.05.         Year 2000 Compliance..............................................................17

                                   ARTICLE VI

                                 Indemnification

SECTION 6.01.         Indemnification by DBC............................................................18
SECTION 6.02.         Indemnification by CBS............................................................18
SECTION 6.03.         Calculation of Losses.............................................................19
SECTION 6.04.         Termination of Indemnification....................................................19
SECTION 6.05.         Procedures........................................................................19
SECTION 6.06.         Survival of Representations.......................................................21

                                   ARTICLE VII

                               General Provisions

SECTION 7.01.         Assignment........................................................................21
SECTION 7.02.         No Third-Party Beneficiaries......................................................21
SECTION 7.03.         Attorney Fees.....................................................................21
SECTION 7.04.         Notices...........................................................................21
SECTION 7.05.         Interpretation; Exhibits and Schedules; Certain Definitions.......................22
SECTION 7.06.         Counterparts......................................................................23
SECTION 7.07.         Entire Agreement..................................................................23
SECTION 7.08.         Severability......................................................................23
SECTION 7.09.         Amendments and Waivers............................................................23
SECTION 7.10.         Consent to Jurisdiction...........................................................24
SECTION 7.11.         Governing Law.....................................................................24
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                           CONTRIBUTION AGREEMENT (this "Agreement") dated as of
                  October 29, 1997, among CBS INC., a New York corporation
                  ("CBS"), DATA BROADCASTING CORPORATION, a Delaware corporation
                  ("DBC"), and MARKETWATCH.COM, LLC, a Delaware limited
                  liability company (the "Company").

         WHEREAS, immediately prior to the execution and delivery of this Agreement, CBS and DBC entered into the Limited Liability Company Agreement of Marketwatch.Com, LLC dated as of the date hereof, in the form attached as Exhibit A hereto (the "LLC Agreement");

         WHEREAS, simultaneously herewith, CBS and the Company are entering into the License Agreement, in the form attached as Exhibit B hereto (the "License Agreement") and DBC and the Company are entering into the Services Agreement, in the form attached as Exhibit C hereto (the "DBC Services Agreement"); and

         WHEREAS, in connection with the execution and delivery of the LLC Agreement, the License Agreement and the DBC Services Agreement and the formation of the Company, each of CBS and DBC desires to receive certain representations and warranties from the other and each of them desires to receive certain agreements from the other.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms hereof applicable to each of them, hereby agree as follows:

                                    ARTICLE I

                                  Contributions

         SECTION 1.01.  DBC Contribution; DBC Assets.

                  (a) On the terms and subject to the conditions of this Agreement, DBC hereby sells, assigns, transfers, conveys and delivers or is causing one or more of its subsidiaries to sell, assign, transfer, convey and deliver to the Company, and the Company hereby acquires from DBC, or such subsidiary, effective as of the date hereof, all the right, title and interest of the DBC Companies (as defined below) in, to and under the DBC Assets (as defined below), and agrees to make the cash payments to the Company required pursuant to Section 1.01(b), in exchange for (i) a 50% membership interest in the Company (the "DBC Interest") and (ii) the assumption of the Assumed DBC Liabilities (as defined in Section 1.02). The contribution and acquisition of the DBC Assets, the making of the cash payments pursuant to Section 1.01(b) and the assumption of the Assumed DBC Liabilities is referred to in this Agreement as the "DBC Contribution". The term "Business" means the businesses conducted by DBC and its subsidiaries and known as DBC News and DBC On-Line, including, but not limited to, the "Financial Markets", "Mutual Fund Center", "Trading Center", "Stock Chat" and "MarketWatch" portions of the Internet website owned by DBC and known as dbc.com. The term "DBC Companies" means DBC and any of its subsidiaries that engage in the operation of the Business or own, lease or license and DBC Assets. The term "DBC Assets" means the business, properties, assets, goodwill and rights of any of the DBC Companies, of whatever kind and nature, real or personal, tangible or intangible, that are owned, leased or licensed by any of the DBC Companies and are set forth on Schedule 1.01.

                  (b) On the terms and subject to the conditions of this Agreement, DBC hereby agrees to pay to the Company by wire transfer of immediately available funds, to an account specified by the Company in writing, $1,000,000 on each of the date hereof and the first anniversary of the date hereof.

         SECTION 1.02.  Assumption of Certain Liabilities.

                  (a) On the terms and subject to the conditions of this Agreement, the Company hereby assumes, effective as of the date hereof, and from and after the date hereof the Company agrees to pay, perform and discharge when due, any liability, obligation or commitment of the DBC Companies under the contracts, leases, licenses, indentures, agreements, commitments and other legally binding arrangements, whether oral or written ("Contracts"), listed on
Schedule 1.02 (the "DBC Contracts"), to the extent such liability, obligation or commitment relates to the period from and after the date hereof (the "Assumed DBC Liabilities"), other than any Excluded DBC Liabilities.

                  (b) Notwithstanding Section 1.02(a), or any other provision of this Agreement or any of the other agreements and instruments executed and delivered in connection herewith and the transactions contemplated hereby, including, but not limited to, the License Agreement and the DBC Services Agreement (the "Ancillary Agreements"), and regardless of any disclosure to CBS or the Company, the Company shall not assume any Excluded DBC Liability, each of which shall be retained and paid, performed and discharged when due by one of the DBC Companies. The term "Excluded DBC Liability" means:

                           (i) any liability, obligation or commitment of any of the DBC Companies not specifically assumed pursuant to Section 1.02(a);

                           (ii) any liability, obligation or commitment of any of the DBC Companies, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown, arising out of the operation or conduct by any of the DBC Companies or any of their respective affiliates of any business other than the Business, and any liability, obligation or commitment of any subsidiary of DBC that is not a DBC Company, whether express or implied, liquidated, absolute, accrued, contingent or otherwise, or known or unknown;

                           (iii) any liability, obligation or commitment of any of the DBC Companies (A) arising out of any actual or alleged breach by any of the DBC Companies of, or nonperformance by any of the DBC Companies under, any Contract (including any DBC Contract) prior to the date hereof or (B) accruing under any DBC Contract with respect to any period prior to the date hereof;



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

                           (iv) any liability, obligation or commitment of any of the DBC Companies arising out of (A) any suit, action or proceeding ("Proceeding") pending or, to the knowledge of any of the DBC Companies, threatened as of the date hereof or (B) any actual or alleged violation by any of the DBC Companies or any of their respective affiliates of any Applicable Law (as defined in Section 3.03) prior to the date hereof;

                           (v) any account payable or accrued liability of any of the DBC Companies;

                           (vi) any liability, obligation or commitment for Taxes (as defined in Section 3.12), whether or not accrued, assessed or currently due and payable, (A) of any of the DBC Companies or (B) relating to the operation or ownership of the Business or the assets for any Tax period (or portion thereof) ending on or prior to the date hereof (for purposes of this clause (vii), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the DBC Assets for a Tax period that includes (but does not end on) the date hereof shall be apportioned between DBC and the Company based upon the number of days of such period included in the Tax period prior to the date hereof and the number of days of such Tax period after the date hereof (which period shall include the date hereof));

                           (vii) except as provided in Section 5.02(b), any liability, obligation or commitment for transfer, documentary, sales, use, registration, value-added and other similar Taxes and related amounts (including any penalties, interest and additions to Tax) incurred in connection with this Agreement, the Ancillary Agreements, the DBC Contribution and the other transactions contemplated hereby and thereby ("Transfer Taxes");

                           (viii) any liability, obligation or commitment of any of the DBC Companies arising under any DBC Benefit Plan (as defined in Section 3.14(a));

                           (ix) Any liability, obligation or commitment of any of the DBC Companies that relates to, or that arises out of, products or services shipped or sold by or on behalf of any of the DBC Companies on or prior to the date hereof (including claims of negligence, personal injury, product damage, product liability, product warranties, promotional obligations, strict liability, product recall or any other claims (including workers' compensation, employer's liability or otherwise)), whether such liability, obligation or commitment relates to or arises out of accidents, injuries or losses occurring on or prior to or after the date hereof;

                           (x) any liability, obligation or commitment of any of the DBC Companies that relates to, or that arises out of, the employment or the termination of the employment with any of the DBC Companies of any employee or former employee of the Business (including as a result of the transactions contemplated by this Agreement); and

                           (xi) any liability, obligation or commitment of any of the DBC Companies to any of their respective affiliates.



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                  (c) The Company shall acquire the DBC Assets free and clear of all liabilities, obligations and commitments of any of the DBC Companies, other than the Assumed DBC Liabilities, and free and clear of all Liens (as defined in Section 3.05), other than Permitted Liens (as defined in Section 3.05).

         SECTION 1.03.  Consents of Third Parties.

                  (a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of any of the DBC Companies or, upon transfer, the Company under such asset. If any transfer or assignment by any of the DBC Companies to, or any assumption by the Company of, any interest in, or liability, obligation or commitment under, any asset requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained. To the extent any DBC Contract may not be assigned to the Company by reason of the absence of any such consent, the Company shall not be required to assume any Assumed DBC Liabilities arising under such DBC Contract.

                  (b) In connection with those consents that have not been obtained as of the date hereof, DBC and the Company hereby agree that, until any such required consent is obtained, DBC, or one or more of its subsidiaries, as appropriate, shall, with the reasonable and necessary cooperation of the Company, and at the Company's direction, continue to fulfill any and all obligations and commitments, and enforce any and all rights, of the DBC Companies in connection with any asset, claim or right that constitutes a DBC Asset but for which any required consent has not been obtained, and that the Company shall be entitled to all of the economic claims, rights and benefits under such asset, claim or right and DBC shall pay or cause to be paid to the Company all such economic benefits as promptly as practicable following receipt by DBC or any of its subsidiaries. To the extent, and only to the extent, a required consent is received to the transfer of any asset, claim or right, the Company shall be responsible for the Assumed DBC Liabilities, if any, arising under such asset, claim or right.

         SECTION 1.04. CBS Contribution. On the terms and subject to the conditions of this Agreement, CBS will contribute to the Company, over a period of five years and on the terms set forth in Exhibit D, advertising time with an aggregate rate card value of $50 million calculated in accordance with the terms set forth in Exhibit D (the "CBS Contribution" and, together with the DBC Contribution, the "Contributions"), which contribution is deemed to have a discounted present value equal to the discounted present value of the DBC Contribution, in exchange for a 50% membership interest in the Company (the "CBS Interest").



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                                   ARTICLE II

                                   The Closing

         SECTION 2.01. The Closing. The closing of the Contributions (the "Closing") is taking place at the offices of Cravath, Swaine & Moore, 825 Eighth Avenue, New York, New York 10019, on the date hereof.

         SECTION 2.02. Transactions To Be Effected at the Closing. At the
Closing:

                  (a) DBC is delivering (i) appropriately executed copies of this Agreement and each Ancillary Agreement to which it is specified to be a party, (ii) such appropriately executed bills of sale, assignments and other instruments of transfer relating to the DBC Assets in form and substance reasonably satisfactory to CBS and the Company and (iii) such other documents as CBS or the Company have reasonably requested to demonstrate compliance with the terms and provisions of this Agreement;

                  (b) CBS is delivering (i) appropriately executed copies of this Agreement and each Ancillary Agreement to which it is specified to be a party, and (ii) such other documents as DBC or the Company have reasonably requested to demonstrate compliance with the terms and provisions of this Agreement; and

                  (c) the Company is delivering (i) appropriately executed copies of this Agreement and each Ancillary Agreement to which it is specified to be a party, (ii) such appropriately executed assumption agreements and other instruments of assumption providing for the assumption of the Assumed DBC Liabilities in form and substance reasonably satisfactory to CBS and DBC and
(iii) such other documents as CBS or DBC have reasonably requested to demonstrate compliance with the terms and provisions of this Agreement.

                                   ARTICLE III

                      Representations and Warranties of DBC

         DBC hereby represents and warrants to CBS and the Company, as of the date of this Agreement, as follows:

         SECTION 3.01. Organization, Standing and Power. Each of the DBC Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct the Business and its other businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect (i) on the business, assets, condition (financial or otherwise) or results of operations or prospects of DBC and its subsidiaries, taken as a whole, or of the Business, (ii) on the ability of DBC to perform its obligations under this Agreement and



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

the Ancillary Agreements or (iii) on the ability of the DBC Companies to consummate the DBC Contribution and the other transactions contemplated hereby and thereby (a "DBC Material Adverse Effect"). Each of the DBC Companies is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the DBC Assets held by it or the nature of the Business make such qualification necessary for it to conduct the Business as currently conducted by it or the failure to so qualify has had or could reasonably be expected to have a DBC Material Adverse Effect. DBC has delivered to the Company true and complete copies of the certificate of incorporation and by-laws of each of the DBC Companies, in each case as amended through the date of this Agreement.

         SECTION 3.02. Authority; Execution and Delivery; Enforceability. DBC has full power and authority to execute this Agreement and the Ancillary Agreements to which it is a party. Each of the DBC Companies has full power and authority to consummate the DBC Contribution and the other transactions contemplated hereby and thereby. The execution and delivery by DBC of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the DBC Companies of the DBC Contribution and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. DBC has duly executed and delivered this Agreement and each Ancillary Agreement to which it is a party, and this Agreement, and each Ancillary Agreement to which it is a party, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or equitable principles relating to or limiting creditors' rights generally.

         SECTION 3.03. No Conflicts; Consents. The execution and delivery by DBC of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the DBC Contribution and the other transactions contemplated hereby and thereby and compliance by DBC with the terms hereof and thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of DBC or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of DBC or any of its subsidiaries, (ii) any Contract to which DBC or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any judgment, order or decree ("Judgment") or statute, law, ordinance, rule or regulation ("Applicable Law") applicable to DBC or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and
(iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a DBC Material Adverse Effect. No consent, approval, license, permit, order or authorization ("Consent") of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), is required to be obtained or made by or with respect to DBC or any of its subsidiaries in connection with (A) the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the DBC Contribution or the other transactions contemplated hereby and thereby or (B) the conduct by the Company of the Business following the Closing as conducted on the date hereof.



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

         SECTION 3.04.  Financial Statements.

                  (a) Schedule 3.04 sets forth for the Business (i) a Statement of Assets as of June 30, 1997 (the "Year End Balance Sheet"), (ii) a Statement of Assets as of September 30, 1997 (the "First Quarter Balance Sheet"), (iii) an Income Statement for the twelve months ended June 30, 1997 (the "Full Year Income Statement"), and (iv) an Income Statement for the three months ended September 30, 1997 (the "First Quarter Income Statement"). The Year End Balance Sheet and the Full Year Income Statement were derived from the audited consolidated financial statements of DBC and its subsidiaries for the year ended June 30, 1997, as audited and opined upon by Price Waterhouse LLP in their report dated August 8, 1997. The term "Financial Statements" shall mean the Year End Balance Sheet, the First Quarter Balance Sheet, the Full Year Income Statement and the First Quarter Income Statement. The Financial Statements have been prepared from the books and records of DBC and its subsidiaries relating to the Business and fairly present the financial condition and results of operations of the Business as of the respective dates and for the respective periods indicated.

                  (b) The Business does not have any material liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise), except for items set forth in Schedule 3.04(b).

         SECTION 3.05. DBC Assets. One of the DBC Companies has good and valid title to all the DBC Assets, in each case free and clear of all mortgages, liens, security interests, charges, easements, leases, subleases, covenants, rights of way, options, claims, restrictions or encumbrances of any kind (collectively, "Liens"), except (i) such as are set forth in Schedule 3.05 (all of which shall be discharged prior to the Closing), (ii) mechanics', carriers', workmen's, repairmen's or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and liens for Taxes that are not due and payable or that may thereafter be paid without penalty, and (iii) other imperfections of title or encumbrances, if any, that do not, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as presently conducted (the Liens described in clauses (ii) and (iii) above are referred to collectively as "Permitted Liens").

         SECTION 3.06.  Intellectual Property.

                  (a) Schedule 3.06 sets forth a true and complete list of all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent rights, trademarks, trademark registrations, trademark applications, servicemarks, trade names, business names, brand names, domain names, copyrights, copyright registrations and renewals, designs, design registrations, software (together with all related source code(s)) and all owned, used, filed by or licensed to any of the DBC Companies and used, held for use or intended to be used in the operation or conduct of the Business, other than unregistered designs and copyrights that, individually and in the aggregate, are not material to the conduct of the Business as presently conducted. With respect to all Intellectual Property constituting DBC Assets ("Contributed



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

Intellectual Property") that is registered or subject to an application for registration, Schedule 3.06 sets forth a list of all jurisdictions in which such Contributed Intellectual Property is registered or registrations applied for an all registration and application numbers. Except as set forth in Schedule 3.06
(i) all the Contributed Intellectual Property has been duly registered in, filed in or issued by the appropriate Governmental Entity where such registration, filing or issuance is necessary or appropriate for the conduct of the business as presently conducted, (ii) one or more of the DBC Companies is the sole and exclusive owner of, and DBC has the right to use, execute, reproduce, display, perform, modify, enhance, distribute, prepare derivative works of and sublicense, without payment to any other person, all the Contributed Intellectual Property and the consummation of the DBC Contribution and the other transactions contemplated hereby does not and will not conflict with, alter or impair any such rights, and (iii) during the past three years, none of the DBC Companies has received any written or oral communication from any person asserting any ownership interest in any Contributed Intellectual Property.

                  (b) None of the DBC Companies has granted any license of any kind relating to any trade secrets, confidential information, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys, subscriber lists and marketing know-how of DBC constituting DBC Assets (the "Technology"), or to any Contributed Intellectual Property or the marketing or distribution thereof, except nonexclusive licenses to end-users in the ordinary course of business. None of the DBC Companies is bound by or a party to any option, license or agreement of any kind relating to the Intellectual Property of any other person for the use of such Intellectual Property in the conduct of the Business, except as set forth in Schedule 3.06 and except for so-called "shrink-wrap" license agreements relating to computer software licensed in the ordinary course of the Business. The conduct of the Business as presently conducted does not violate, conflict with or infringe the Intellectual Property of any other person. Except as set forth in Schedule 3.06, (i) no claims are pending or, to the knowledge of DBC, threatened, as of the date of this Agreement against any of the DBC Companies by any person with respect to the ownership, validity, enforceability, effectiveness or use in the Business of any Intellectual Property and (ii) during the past three years DBC and its affiliates have not received any written or oral communication alleging that DBC or any of its affiliates has in the conduct of the Business violated any rights relating to Intellectual Property of any person.

                  (c) All material Technology has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. All former and current members of management and key personnel of DBC or any of its affiliates, including all former and current employees, agents, consultants and independent contractors who have contributed to or participated in the conception and development of material Technology (collectively, "Personnel") either (i) have been party to a "work-for-hire" arrangement or agreement with any of the DBC Companies, in accordance with all Applicable Laws, that has accorded any of the DBC Companies full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of one of the DBC Companies as assignee that have conveyed to one of the DBC Companies full, effective and exclusive ownership of all tangible and intangible property thereby arising. No former or current Personnel have any claim against any of the DBC Companies in connection with such person's involvement in the conception and development of any Technology and no such claim has been asserted or is threatened. None of the current officers and employees of any of the DBC Companies has any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by any of the DBC Companies in the furtherance of the business, which patents or applications have not been assigned to one of the DBC Companies, with such assignment duly recorded in the United States Patent and Trademark Office.

                  (d) All Contributed Intellectual Property, as applicable, is free of any "bugs" or "viruses" that could materially interfere with the Company's use of such Intellectual Property.

         SECTION 3.07.  Contracts.

                  (a) Except as set forth in Schedule 3.07, and except for Contracts relating solely to assets that do not constitute DBC Assets, no DBC Company is a party to or bound by any Contract that is used, held for use or intended for use in, or that arises out of, the operation or conduct of the Business and that is:

                           (i) an employment agreement or employment Contract;

                           (ii) a collective bargaining agreement or other Contract with any labor organization, union nor association;

                           (iii) a covenant not to compete or other covenant of any of the DBC Companies restricting the development, manufacture, marketing or distribution of the products and services of the Business;

                           (iv) a Contract with (A) any shareholder or affiliate of DBC or (B) any current or former officer, director or employee of DBC or any of its affiliates;

                           (v) a lease, sublease or similar Contract with any person under which (A) any of the DBC Companies is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) any of the DBC Companies is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by any of the DBC Companies, in any such case has an aggregate future liability or receivable, as the case may be, in excess of $5,000;

                           (vi) (A) a continuing Contract for the future purchase of materials, supplies or equipment, (B) a management, service, consulting or other similar Contract or (C) an advertising agreement or arrangement, in any such case that has an aggregate future liability to any person in excess of $5,000;

                           (vii) a material license, option or other Contract relating in whole or in part to the Contributed Intellectual Property (including any license or other Contract under which any of the DBC Companies is licensee or licensor of any Contributed Intellectual Property) or to any Technology;

                           (viii) (A) a Contract under which any of the DBC Companies has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any person or (B) any other note, bond, debenture or other evidence of indebtedness issued to any person;

                           (ix) a Contract (including any so-called take-or-pay or keepwell agreement) under which (A) any person has directly or indirectly guaranteed indebtedness, liabilities or obligations of any of the DBC Companies or (B) or any of the DBC Companies has directly or indirectly guaranteed indebtedness, liabilities or obligations of any other person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

                           (x) a Contract under which any of the DBC Companies has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than extensions of trade credit in the ordinary course of the Business);

                           (xi)  a Contract granting a Lien upon any DBC Asset;

                           (xii) a Contract providing for indemnification of any person with respect to material liabilities relating to any current or former business of DBC or any predecessor person;

                           (xiii) a Contract not made in the ordinary course of the Business;

                           (xiv)    a confidentiality agreement;

                           (xv) a Contract for the sale of any DBC Asset or the grant of any preferential rights to purchase any DBC Asset or requiring the consent of any party to the transfer thereof;

                           (xvi) a Contract for any joint venture, partnership or similar arrangement;

                           (xvii) other Contract that has an aggregate future liability to any person in excess of $5,000 and is not terminable by one of the DBC Companies by notice of not more than 60 days for a cost of less than $5,000; or

                           (xviii) a Contract other than as set forth above to which any of the DBC Companies is a party or by which it or any of its assets or businesses is bound or subject that is material to the Business or the use or operation of the DBC Assets.

                  (b) Except as set forth in Schedule 3.07, all DBC Contracts are valid, binding and in full force and effect and are enforceable by the applicable DBC Companies in accordance with their terms except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or equitable principles relating to or limiting creditors' rights generally. Except as set forth in Schedule 3.07, the applicable DBC Companies have performed all material obligations required to be performed by them to date under the DBC Contracts, and they are not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the knowledge of DBC, no other party to any DBC Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. No DBC Company has, except as disclosed in the applicable Schedule, received any notice of the intention of any party to terminate any DBC Contract. Complete and correct copies of all Contracts listed in the Schedules, together with all modifications and amendments thereto, have been delivered to CBS and the Company.

                  (c) Schedule 3.07 sets forth each DBC Contract with respect to which the Consent of the other party or parties thereto is required by virtue of the execution and delivery of this Agreement or the consummation of the DBC Contribution to avoid the invalidity of the transfer of such Contract, the termination thereof, a breach, violation or default thereunder or any other change or modification to the terms thereof, each of which has been or will be obtained.

         SECTION 3.08. Personal Property. Each material item of tangible personal property and interests therein, including all machinery, equipment, furniture and vehicles, of any of the DBC Companies that constitute DBC Assets (the "Personal Property") is in good working order (ordinary wear and tear excepted), is free from any material defect and has been maintained in all material respects in accordance with the past practice of the Business and generally accepted industry practice, and no repairs, replacements or regularly scheduled maintenance relating to any such item has been deferred. All leased personal property of the Business is in all respects in the condition required of such property by the terms of the lease applicable thereto.

         SECTION 3.09.  Permits.

                  (a) Schedule 3.09 sets forth all material certificates, licenses, permits, authorizations and approvals ("Permits") issued or granted to any of the DBC Companies by Governmental Entities that are necessary or desirable for the conduct of the Business. Except as set forth in Schedule 3.09,
(i) all such Permits are validly held by one of the DBC Companies, and the applicable DBC Companies have complied in all material respects with all terms and conditions thereof, (ii) during the past three years, no DBC Company has received notice of any Proceedings relating to the revocation or modification of any such Permits the loss of which, individually or in the aggregate, has had or could reasonably be expected to have a DBC Material Adverse Effect, and (iii) none of such Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the DBC Contribution.

                  (b) The applicable DBC Companies possess all material Permits to own or hold under lease and operate the DBC Assets and to conduct the Business as currently conducted.

         SECTION 3.10. Insurance. The DBC Companies maintain policies of fire and casualty, liability and other forms of insurance with respect to the Business in such amounts, with such deductibles and against such risks and losses as are, in DBC's judgment, reasonable for the Business. The material insurance policies maintained by the DBC Companies with respect to the Business are listed in Schedule 3.10. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. To the knowledge of DBC, the Business has been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

         SECTION 3.11. Sufficiency of DBC Assets. The DBC Assets, together with the services to be provided by DBC under the DBC Services Agreement, are sufficient for the conduct of the Business immediately following the Closing in the same manner as currently conducted. There are not any assets used, held for use or intended to be used in the operation or conduct of the Business that do not constitute DBC Assets or which are not to be made available to the Company pursuant to the DBC Services Agreement.

         SECTION 3.12.  Taxes.

                  (a)      For purposes of this Agreement:

                           "Tax" means (i) any tax, governmental fee or other
like assessment or charge of any kind whatsoever (including any tax imposed under Subtitle A of the Code and any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, withholding tax on amounts paid, payroll, employment, excise, severance, stamp, capital stock, occupation, property, environmental or windfall profit tax, premium, custom, duty or other tax), together with any interest, penalty, addition to tax or additional amount due, imposed by any Governmental Entity (domestic or foreign) responsible for the imposition of any such tax (a "Taxing Authority"), (ii) any liability for the payment of any amount of the type described in clause (i) above as a result of a party to this Agreement being a member of an affiliated, consolidated or combined group with any other corporation at any time on or prior to the date hereof and (iii) any liability of any person with respect to the payment of any amounts of the type described in clause (i) or (ii) above as a result of any express or implied obligation of such person to indemnify any other person.

                           "Code" means the Internal Revenue Code of 1986, as
amended.

                  (b) Except as set forth in Schedule 3.12, (i) DBC, and any affiliated group, within the meaning of Section 1504 of the Code, of which any of the DBC Companies is or has been a member, has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax returns, reports and forms required to be filed by the Code or by applicable state, local or foreign Tax laws, (ii) all Taxes shown to be due on such returns, reports and forms have been timely paid in full or will be timely paid in full by the due date thereof, and (iii) no material Tax Liens have been filed and no material claims are being asserted in writing with respect to any Taxes.

                  (c) Except as set forth in Schedule 3.12, (i) neither DBC nor any of its affiliates has made with respect to DBC, or the assets of the Business, any consent under Section 341 of the Code, (ii) none of the DBC Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code, and (iii) none of the DBC Assets is a lease made pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954.

                  (d) None of the DBC Companies is a "foreign person" within the meaning of Section 1445 of the Code.

         SECTION 3.13. Proceedings. Schedule 3.13 sets forth a list of all pending Proceedings or claims with respect to which any of the DBC Companies has been contacted in writing by counsel for the plaintiff or claimant, arising out of the conduct of the Business or against or affecting any DBC Asset and that
(a) relate to or involve more than $5,000, (b) seek any material injunctive relief or (c) may give rise to any legal restraint on or prohibition against the transactions contemplated by this Agreement. Except as set forth in Schedule 3.13, none of the Proceedings or claims listed in Schedule 3.13 as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a DBC Material Adverse Effect. Except as set forth in Schedule 3.13, to the knowledge of DBC, there are no unasserted claims of the type that would be required to be disclosed in
Schedule 3.13 if counsel for the claimant had contacted DBC that if asserted would have at least a reasonable possibility of an adverse determination. Except as set forth in Schedule 3.13, no DBC Company is a party or subject to or in default under any material Judgment applicable to the conduct of the Business or any DBC Asset or Assumed DBC Liability. Except as set forth in Schedule 3.13, there is not any Proceeding or claim by any of the DBC Companies pending, or which any of the DBC Companies intends to initiate, against any other Person arising out of the conduct of the Business. Except as set forth in Schedule 3.13, to the knowledge of DBC, there is no pending or threatened investigation of or affecting the conduct of the Business or any DBC Asset or Assumed DBC Liability.

         SECTION 3.14.  Benefit Plans.

                  (a) Schedule 3.14 contains a list and brief description of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), maintained or contributed to by any of the DBC Companies for the benefit of any officers or employees of the Business ("DBC Pension Plans") and all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), bonus, stock option, stock purchase, deferred compensation plans or arrangements and other employee fringe benefit plans maintained, or contributed to, by any of the DBC Companies for the benefit of any officers or employees of the Business (all the foregoing, including DBC Pension Plans, being herein called "DBC Benefit Plans"). DBC has made available to the Company true, complete and correct copies of (i) each DBC Benefit Plan (or, in the case of any unwritten DBC Benefit Plans, descriptions thereof), (ii) the two most recent annual reports on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each DBC Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each DBC Benefit Plan for which such a summary plan description is required and (iv) each trust agreement, group annuity contract or other funding and financing arrangement relating to any DBC Benefit Plan.

                  (b) Each DBC Benefit Plan has been administered in all material respects in accordance with its terms. The applicable DBC Companies and all the DBC Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, all other Applicable Laws and all applicable collective bargaining agreements. Except as set forth in Schedule 3.14, all material reports, returns and similar documents with respect to the DBC Benefit Plans required to be filed with any Governmental Entity or distributed to any DBC Benefit Plan participant have been duly and timely filed or distributed. Except as set forth in Schedule 3.14, there are no Proceedings pending or, to the knowledge of DBC, threatened against or involving any DBC Benefit Plan and there are no investigations by any Governmental Entity or other claims (except routine claims for benefits payable in the normal operation of the DBC Benefit Plans) pending or, to the knowledge of DBC, threatened against or involving any DBC Benefit Plan or asserting any rights to benefits under any DBC Benefit Plan.

                  (c) Except as set forth in Schedule 3.14, no employee or former employee of the Business will become entitled to any bonus, retirement, severance, job security or similar benefit or any enhanced benefit solely as a result of the transactions contemplated hereby.

         SECTION 3.15. Absence of Changes or Events. Except as set forth in
Schedule 3.15, since the date of the First Quarter Balance Sheet, there has not been any material adverse change in the business, assets, condition (financial or otherwise), results of operations or prospects of the Business, taken as a whole. Except as set forth in Schedule 3.15, since the date of the First Quarter Balance Sheet, DBC has caused the Business to be conducted in the ordinary course and in substantially the same manner as previously conducted and has made all reasonable efforts consistent with past practices to preserve the relationships of the Business with customers, suppliers and others with whom the Business deals.

         SECTION 3.16. Compliance with Applicable Laws. Except as set forth in
Schedule 3.16, the Business is in compliance in all material respects with all Applicable Laws, including those relating to occupational health and safety. Except as set forth in Schedule 3.16, no DBC Company has received any written or oral communication during the past three years from a Governmental Entity that alleges that the Business is no in compliance in any material respect with any Applicable Laws. No DBC Company has received any written notes that any investigation or review by any Governmental Entity with respect to any DBC Asset or the Business is pending or that any such investigation or review is contemplated. This Section 3.16 does not relate to matters with respect to Taxes, which are the subject of Section 3.12.

         SECTION 3.17. Transactions with Affiliates. Except as set forth in
Schedule 3.17, none of the Contracts set forth in Schedule 3.07 between the Business, on the one hand, and DBC or any of its affiliates, on the other hand, will continue in effect subsequent to the Closing.

         SECTION 3.18. Effect of Transaction. Except as set forth in Schedule 3.18, no creditor, employee, client, customer or other person having a material business relationship with the Business has informed any of the DBC Companies that such person intends to change such relationship because of the contribution of the Business or the consummation of any other transaction contemplated hereby.

         SECTION 3.19. Disclosure. No representation or warranty of DBC contained in this Agreement or in any Ancillary Agreement, and no statement contained in any document, certificate or Schedule furnished or to be furnished by or on behalf of DBC to CBS or the Company or any of their representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or Schedule.

                                   ARTICLE IV

                      Representations and Warranties of CBS

         CBS hereby represents and warrants to DBC and the Company, as of the date of this Agreement, as follows:

         SECTION 4.01. Organization, Standing and Power. CBS is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on the ability of CBS to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party or to consummate the CBS Contribution and the other transactions contemplated hereby and thereby (a "CBS Material Adverse Effect").

         SECTION 4.02. Authority; Execution and Delivery; Enforceability. CBS has full power and authority to execute this Agreement and the Ancillary Agreements to which it is a party and to consummate the CBS Contribution and the other transactions contemplated hereby and thereby. The execution and delivery by CBS of this Agreement and the Ancillary Agreements to which it is a party and the consummation by it of the CBS Contribution and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporation action. CBS has duly executed and delivered this Agreement and each Ancillary Agreement to which it is a party, and this Agreement and each Ancillary Agreement to which it is a party constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally or equitable principles relating to or limiting creditors' rights generally.

         SECTION 4.03. No Conflicts; Consents. The execution and delivery by CBS of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the CBS Contribution and the other transactions contemplated hereby and thereby and compliance by CBS wit the terms hereof and thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under or result in the creation of any Lien upon any of the properties or assets of CBS or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of CBS or any of its subsidiaries, (ii) any Contract to which CBS or any of its subsidiaries is party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to CBS or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and could not reasonably be expected to have a CBS Material Adverse Effect. No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to CBS or any of its subsidiaries in connection with
(A) the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the CBS Contribution or the other transactions contemplated hereby and thereby or (B) the conduct by the Company of the Business following the Closing as conducted on the date hereof.

                                    ARTICLE V

                                    Covenants

         SECTION 5.01. Reasonable Best Efforts. Each party shall, and shall cause its affiliates to, use its reasonable best efforts (at its own expense) to obtain, and to cooperate in obtaining, all consents from third parties necessary or appropriate to permit the Contributions to be completed.

         SECTION 5.02.  Expenses; Transfer Taxes.

                  (a) Except as set forth in Section 5.02(b) below and in
Section 5.03 and 7.03, all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Sections 1.04 and 5.01.

                  (b) The Company shall be responsible for and shall pay, as and when incurred, all Transfer Taxes, documentary Taxes and filing or recording fees and applicable to the Contributions up to a maximum aggregate amount of $50,000; to the extent that the aggregate amount of such Taxes and fees exceeds $50,000, the party incurring such Tax or fee shall be responsible for its payment. Each party shall use reasonable effort to avail itself of any available exemptions from any such Taxes or fees, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

         SECTION 5.03.  Post-Closing Cooperation.

                  (a) CBS, DBC and the Company shall cooperate with each other, and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other, after the Closing to ensure the orderly transition of the Business from DBC to the Company and to minimize any disruption to the Business that might result from the transactions contemplated hereby. After the Closing, upon reasonable written notice, CBS, DBC and the Company shall furnish or cause to be furnished to each other and to their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Business (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters.

                  (b) After the Closing, upon reasonable written notice, CBS, DBC and the Company shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the DBC Assets (including, access to books and records) and the Contributions, to the extent within the control of such party, as is reasonably necessary for the filing or all Tax returns, and making of any election related to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding related to any Tax return. CBS, DBC and the Company shall cooperate with each other party in the conduct of any audit or other proceeding relating to Taxes involving the Business.

                  (c) Each party shall reimburse the others for reasonable out-of-pocket costs and expenses incurred in assisting such party pursuant to this Section 5.03. No party shall be required by this Section 5.03 to take any action with would unreasonably interfere wit the conduct of its business or unreasonably disrupt its normal operations.

         SECTION 5.04. Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to Section 5.01), as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, including, in the case of CBS and DBC, executing and delivering to the Company such assignments, deeds, bills of sale, consents and other instruments as the Company or its counsel may reasonably request as necessary or desirable for such purpose.

         SECTION 5.05. Year 2000 Compliance. Notwithstanding anything herein to the contrary, DBC agrees to use its best efforts (at its own expense) to ensure that all Contributed Intellectual Property, as applicable, is free of any "Year 2000 Problem" such that such Intellectual Property will not experience any malfunctions or other usage problems in connection with the Year 2000 (and later years) as distinct from the year 1900 through 1999, and earlier years.

                                   ARTICLE VI

                                 Indemnification

         SECTION 6.01. Indemnification by DBC. DBC shall indemnify each of CBS and the Company and each of their respective affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) ("Losses"), as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:

                             (i) any breach of any representation or warranty of DBC that survives the Closing and is contained in this Agreement, in any Ancillary Agreement or in any document delivered in connection herewith;

                            (ii) any breach of any covenant of DBC contained in this Agreement or in any Ancillary Agreement;

                           (iii) any Excluded DBC Liability;

                            (iv) the disclosure by any current or former
         Personnel of any proprietary information of DBC and its affiliates;

                             (v) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable; and

                            (vi) any fees, expenses or other payments incurred or owed by DBC to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

         SECTION 6.02. Indemnification by CBS. CBS shall indemnify each of DBC and the Company and each of their respective affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives against, and hold them harmless from, any Losses, as incurred (payable promptly upon written request), arising from, in connection with or otherwise with respect to:

                           (i) any breach of any representation or warranty of CBS that survives the Closing and is contained in this Agreement, in any Ancillary Agreement or in any document delivered in connection herewith;

                           (ii) any breach of any covenant of CBS contained in this Agreement or in any Ancillary Agreement;

                           (iii) any fees, expenses or other payments incurred or owed by CBS to any brokers, financial advisors or comparable other persons retained or employed by it in connection with the transactions contemplated by this Agreement.

         SECTION 6.03. Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article VI shall be net of any amounts actually recovered by the indemnified party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost incurred by the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

         SECTION 6.04. Termination of Indemnification. The obligations to indemnify and hold harmless any party, (i) pursuant to Section 6.01(i) or 6.02(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 6.06 and (ii) pursuant to the other clauses of
Section 6.01 or 6.02 shall not terminate; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basic of such claim) pursuant to Section 6.05 to the party to be providing the indemnification.

         SECTION 6.05.     Procedures.

         (a) In order for a party (the "indemnified party"), to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim made by any person against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing of the Third Party Claim promptly following receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually and materially prejudiced as a result of such failure. Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim and not also addressed to the indemnifying party.

         (b) If a Third Party Claim is made against an indemnified party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the indemnified parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the indemnified party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the indemnified party completely in connection with such Third Party Claim and that would not otherwise adversely affect the indemnified party. Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the indemnified party in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party that the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

         (c) Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 6.01 or 6.02 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such indemnified party under Section 6.01 or 6.02, except to the extent that the indemnifying party demonstrates that it has been materially prejudiced by such failure. If the indemnifying party does not notify the indemnified party within 10 calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under Section 6.01 or 6.02, such claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under Section 6.01 or 6.02 and the indemnifying party shall pay the amount of such liability to the indemnified party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the indemnifying party has timely disputed its liability with respect to such claim, as provided above, the indemnifying party and the indemnified party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction.

         SECTION 6.06. Survival of Representations. The representations and warranties contained in this Agreement, in any Ancillary Agreement or in any document delivered in connection herewith shall survive the Closing solely for purposes of Article VI and shall terminate at the close of business five years following the date hereof.

                                   ARTICLE VII

                               General Provisions

         SECTION 7.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by CBS, DBC or the Company without the prior written consent of the other parties hereto; provided, however, that CBS may assign this Agreement and its rights and obligations hereunder to any entity controlling, controlled by or under common control with, CBS, or to any entity that acquires CBS by purchase of stock or by merger or otherwise, or by acquiring all or substantially all of CBS's assets, provided that any such assignee succeeds to all of the rights and is subject to all of the obligations of CBS under this Agreement. Any attempted assignment in violation of this Section 7.01 shall be null and void ab initio.

         SECTION 7.02. No Third-Party Beneficiaries. Except as provided in
Article VI, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         SECTION 7.03. Attorney Fees. A party in breach of this Agreement shall, on demand, indemnify and hold harmless each other party for and against all reasonable out-of-pocket expenses, including legal fees, incurred by such other party by reason of the enforcement and protection of its rights under this Agreement. The payment of such expenses is in addition to any other relief to which such other party may be entitled.

         SECTION 7.04. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

                    (i)    if to the Company,

                           c/o Data Broadcasting Corporation
                           1900 South Norfolk Street
                           San Mateo, CA  94403

                           Attention of Larry Kramer
         with a copy to CBS and DBC as set forth below;

                   (ii)    if to CBS,

                           CBS Inc.
                           51 West 52nd Street
                           New York, NY  10019

                           Attention of Derek Reisfield

         with copies to:

                           CBS Inc.
                           51 West 52nd Street
                           New York, NY  10019

                           Attention of Sanford Kryle, and

                           Cravath, Swaine & Moore
                           825 Eighth Avenue
                           New York, NY  10019

                           Attention of Peter S. Wilson, Esq.; and

                  (iii)    if to DBC,

                           Data Broadcasting Corporation
                           1900 South Norfolk Street
                           San Mateo, CA  94403

                           Attention of Mark Imperiale

         with a copy to:

                           Camhy Karlinsky & Stein LLP
                           1740 Broadway
                           Sixteenth Floor
                           New York, NY  10019

                           Attention of Alan I. Annex, Esq.

         SECTION 7.05. Interpretation; Exhibits and Schedules; Certain Definitions.

                  (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

                  (b) For all purposes hereof:

                  "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

                  "including" means including, without limitation.

                  "person" means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

                  "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

         SECTION 7.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.

         SECTION 7.07. Entire Agreement. This Agreement and the Ancillary Agreements, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. Neither party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements.

         SECTION 7.08. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

         SECTION 7.09. Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing, any two parties hereto may waive compliance by the third party with any term or provision of this Agreement that such third party was or is obligated to comply with or perform.

         SECTION 7.10. Consent to Jurisdiction. Each of CBS, DBC and the Company irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each of CBS, DBC and the Company agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each of CBS, DBC and the Company further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 7.10. Each of CBS, DBC and the Company irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

         SECTION 7.11. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         IN WITNESS WHEREOF, CBS, DBC and the Company have duly executed this Agreement as of the date first written above.

                                        CBS INC.,

                                        by:  /s/ FREDRIC A. REYNOLDS
                                             -----------------------------------
                                             Name: Fredric A. Reynolds
                                             Title: Chief Financial Officer



                                        DATA BROADCASTING CORPORATION


                                        by:  /s/ MARK F. IMPERIALE
                                             -----------------------------------
                                             Name: Mark F. Imperiale
                                             Title: President


                                        MARKETWATCH.COM, LLC.

                                        by:  /s/ DEREK R. REISFIELD
                                             -----------------------------------
                                             Name: Derek R. Reisfield
                                             Title: Chairman

                                                                       EXHIBIT A



                             Form of LLC Agreement

                                                                       EXHIBIT B


                            Form of License Agreement

                                                                       EXHIBIT C


                         Form of DBC Services Agreement

                                                                       EXHIBIT D


                             CBS Contribution Terms


         1. CBS shall arrange for the placement of broadcast advertising and promotion of the website operated by the Company in the media category or type set forth in the Advertising and Promotion placement schedule set forth below. The rate card value of all broadcast advertising and promotion provided hereunder shall be based upon the average paid unit price, excluding barter, for spots purchased during the specific CBS Television Network, CBS Owned and Operated Television Station or CBS Owned and Operated Radio Station broadcast in which the advertising or promotion occurs. Banner advertising on CBS Internet sites shall have a rate card price equal to the average price paid by third parties for banner advertising (excluding barter) during the month in which such advertising is delivered less 20%. The total rate card value of banner advertising delivered by CBS to the Company shall not exceed 5% per year of the total advertising delivered by CBS to the Company during such year. CBS shall not have to make any ad placements if the exigencies of time or current or future contractual obligations, prevent or restrict CBS from doing so.

         2. CBS shall have the right to suspend and/or withdraw placement of broadcast advertising and promotion (i) pending resolution of any claim covering use by the Company of the tradename or trademark "Marketwatch" either alone or in combination with any other mark and/or (ii) during such time as the Company is enjoined from using the tradename or trademark "Marketwatch" on or in connection with its website and has not renamed the website. The Company shall rename its website within thirty (30) days following the issuance of any injunction or the resolution of any claim which requires the Company to cease using the tradename or trademark "Marketwatch" on or in connection with its website (the "Cessation Event"), it being understood, however, that CBS shall have the sole right and power to approve the substitute tradename and/or trademark to be used. In the event that CBS fails to approve the substitute tradename and/or trademark within the 30-day period prescribed, then the Members will be deemed to have mutually agreed to terminate the Company on the 31st day following the date of the Cessation Event as contemplated by Section 11.04(a)(i) of the LLC Agreement.

                     ADVERTISING AND PROMOTION - PLACEMENTS


PLACEMENT OBLIGATIONS

- CBS will be responsible for the placement of all advertising and promotion of the website operated by the Company

PLACEMENT POSSIBILITIES

- CBS Television Network programming

- CBS Owned and Operated Television and Radio Stations programming, e.g. local news, music, sports

- Banner Advertising on CBS Internet Sites

PLACEMENT TYPES

         - 30 second units where available
         - 15 second units where available
         - 10 second units where available
         - URL Scrolls (5 seconds)
         - On-air mention (15 seconds)
         - Banner ads (10 seconds)
         - Credit rolls/sign-offs (5 seconds)

                                                                   Schedule 1.01
--------------------------------------------------------------------------------

Assets of the Business

         1. All contracts listed below (each listed contract is between Data Broadcasting Corporation and the listed party):

                  -   Baseline Financial Services, Inc.  Agreement
                      Dated:        January 15, 1997

                  -   Market Guide Inc.  Agreement
                      Dated:        September 24, 1996

                  -   WebRep Representation Agreement
                      Dated:        January 15, 1996

                  -   Comtex Scientific Corporation
                      Dated:        February 16, 1996

                  -   FRB Enterprises
                      Dated:        May 1, 1996

                  -   Bill Helming Consulting Services Agreement
                      Dated:        January 31, 1996

                  -   Joe Kropf and Sid Love Consulting Services Agreement
                      Dated:        February 20, 1996

                  -   Business Wire Agreement
                      Dated:        June 10, 1997

                  -   The Audit Bureau of Verification Services, Inc. Agreement
                      Dated:        August 27, 1997

                  -   USA Today Information Network Agreement
                      Dated:        March 18, 1997

                  -   Digital Ink (Washington Post) Agreement
                      Dated:        June 19, 1996

                  -   American Express Service Corporation
                      Dated:        August 5, 1997

                  -   Knight-Ridder New Media Agreement
                      Dated:        October 21, 1996

                  -   Axxes Inc. ("Financial Web") Agreement
                      Dated:        April 9, 1996

                  - John Fairfax Publications Limited (Australian Financial Review) Agreement

                  -   OTC Financial Network Agreement
                      Dated:        February 12, 1996

                  -   Wall Street Research Net (WSRN) Agreement
                      Dated:        March 17, 1996

         2.   All goodwill of the Business.

         3. All Intellectual Property (including, without limitation, the copyrights and rights of copyright) and Technology of the Business including the Intellectual Property and Technology listed below and in Exhibit A attached hereto.

                  -   Marketwatch.com Domain Name Registration.
                      (A copy of the domain registration is attached hereto as Exhibit B).

                  -   Wall Street Eavesdropper Service Mark Registration.
                      Registered:  June 3, 1997
                      Number:  2,067,333
                      (A copy of the confirmation letter is attached hereto as Exhibit C)

                  - DBC Online Service Mark Application. Filed: March 19, 1997 (A copy of the application letter is attached hereto as Exhibit D)

                  - Marketwatch Tradename and Trademark, which are not registered.

                                                                   Schedule 1.01
                                                                     Exhibit A

                  (a) The primary asset of DBC News is the Intellectual Property used to produce the daily DBC News report. That includes, but is not limited to, the editorial capabilities and techniques used to create the following regular features and the copyrights (or rights of copyright) in the content/graphics embodying the regular features on the DBC Online and MarketWatch sites:

                           - DBC StockWatch - a look at the day's hottest securities by DBC Director of News Thom Calandra in DBC's San Mateo, Calif., NewsRoom. (updated daily)

                           - Market SnapShot - an in-depth look at U.S. stock, bond, commodity and currency markets by Kevin Marder, online editor in DBC's Los Angeles NewsRoom. (updated five times daily)

                           - DBC's IPO Report - a look at the hottest stock offerings and after-market performances of recent IPOs by DBC News online editor/reporter Darren Chervitz. (updated daily)

                           - Ponder - commentary on recent IPO offerings, from DBC News online editor/reporter Darren Chervitz. (updated daily)

                           - IPO First Words - a regular feature in which DBC editor Chervitz interviews top officials of companies that have just gone or are about to go public.

                           - This Week's IPOs - a chart tracking all new major public offerings.

                           - Aftermarket Performance - a chart tracking the stock performance of key IPO's in the weeks and months following their debut in the public markets.

                           - Movers & Shakers - Movers and Shakers sizes up securities whose prices are rising or falling dramatically. David Wilkerson of the DBC NewsRoom takes a money-making look at what's hot, what's not. If a stock is moving up or down in a big way, this column tells you why. (up to six times daily)

                           - Futures Movers - From soybeans to palladium, DBC's Futures Movers keeps readers abreast of what commodity futures are moving and why. Mary Kennedy of the DBC NewsRoom has the latest work on what's moving the market. (daily)\

                           - DBC Business Headlines - the DBC NewsRoom reports the business news and earnings reports of the day with hundreds of financial and world headlines in real-time each day.

                           - DBC Daily Calendar - a look at the day's economic and business events. (daily)

                           - DBC's Earnings Surprises by DBC News online reporter Barbara Costanza is a daily look at positive and negative earnings surprises from U.S. companies. This screen is available to subscribers of DBC MarketWatch, the real-time service. A delayed text version can be seen on DBC Online. (up to six times daily)

                           - Economic Forecaster - a daily look at U.S. economic reports. This screen, complete with forecasts, is available to subscribers of DBC MarketWatch, a real-time service. (daily)

                           - DBC Software Report - a daily look at news from the world's software developers by DBC News online reporter Brenon Daly. (updated frequently)

                           - DBC Tech Report - a daily look at news from the world' computer hardware developers and semiconductor makers by DBC News online reporter Binti Harvey. (updated frequently)

                           - Hot Heads - leading headlines from stories and columns on DBC's financial Web sites. (daily)

                           - NewsWatch - the DBC NewsRoom's round-up of the day's top stories. (throughout the day)

                           - DBC's Analysts' Changes - a daily look at investment houses' upgrades and downgrades of U.S. stocks. This screen is available to subscribers of DBC MarketWatch, the real-time service. (up to six times daily)

                           - Silicon Stocks - a look at the day's technology stock movers by DBC News online reporter David Wilkerson. (throughout the day)

                           - Wall Street Eavesdropper - a digest of the stocks and ideas that online investment newsletters and Internet users are talking about. (daily)

                           - DBC Mutual Understanding - a look at mutual fund news form online newsletters and investment professionals. This column is available five days weekly.

                           - DBC Mutual Center - a comprehensive analysis of mutual funds and their rankings, update daily and including commentary from Dr. Paul B. Farrell in his column, "Farrell on Funds." (daily)

                           - SuperStar Funds - a proprietary ranking of top mutual funds in several categories, based on a scoring system that includes how funds rank on several other evaluating services. Similar to "consensus all-American" rankings in sports.

                           - Internet Daily - a digest of the day's top Internet news. (daily)

                           - DBC Capital Report - a daily report of news and analysis form the FNS newsroom in the nation's capital in which DBC corespondents Rex Nutting and Meg Cofer highlight news form the government that has impact on the financial markets.

                           - DBC Film-Flam - a look at the world of cinema. (weekly)

                           - The Clueless Investor - a look at some of the dumbest investments you can make (every week)

                           -   Soap Box - Soap Box is a guest column.
                               Contributors include investment professionals, executives, individuals investors and just plain folks. Contributors can send 300-word articles and a one-line biography to newsroom@dbc.com (three times a week)

                           - Zapman takes an irreverent view of totally zapped stocks and markets. The only thing Zapman! has reverence for its profits. Zapman! is safely anonymous (weekly).

                           - Moscow Report is a summary of the day's biggest business stories from FNs International in Russia (daily).

                           - The X-Pert Files - a review of advice from stock market professionals by DBC online editor/reporter Darren Chervitz (updated frequently).

                           - U.S. Treasuries, Corporate Bonds, Mortgage Bonds, CMO Bonds are all regularly (throughout the day) updating charts of the prices on bonds, from the offices of Capital Management Sciences.

                           - There are several other features of DBC News that update infrequently or appear irregularly.

                  (b) The primary asset of DBC Online is the Intellectual Property used to allow a user to access information on the DBC site in a timely and efficient way. It includes, but is not limited to:


                           (i) THE FOLLOWING CHARTS AND GROUPINGS OF FINANCIAL DATA MFIARE CREATED AND UPDATED THROUGHOUT THE TRADING DAY ON THE DBC ONLINE SITE:

                               Market Updates
                               Market Monitor
                               Major Indexes
                               Dow Jones Industrial Average(TM)
                               Dow Jones Transportation Average(TM)
                               Dow Jones Utility Average(TM)
                               S & P 500
                               Industry Indexes
                               Industry Groups

                               Most Active/Gainers/Losers
                               New York Stock Exchange
                               American Stock Exchange
                               Nasdaq Stock Market
                               Options

                               Market Analysis
                               DBC NewsRoom
                               New Highs, Lows
                               The DBC Report
                               DBC Newsletter Network

                               Index Charts
                               The Dow Jones Industrial Average(TM)
                               Nasdaq Composite
                               S & P 100
                               S & P 500
                               AMEX Composite

                               Research
                               MarketGuide Reports
                               Industry Features
                               Bank Rate Monitor

                               CMS Bond Quotes
                               U.S. Treasuries
                               Corporate Bonds
                               Mortgage Bonds
                               CMO Bonds
                               BondVu.com:  Fixed Income

                               Resources
                               Financial Links
                               Business Phone Books


                           (ii)  FORMATS FOR PRESENTING QUOTES,PERSONAL
                                 PORTFOLIOS, FUNDAMENTAL DATA, CHARTS AND
                                 NEWS-BY-TICKER


                           (iii) LINKS TO SEVERAL TRADING SITES FROM THE TRADING
                                 CENTER AND FROM PULL DOWN MENUS ON MOST MARKET DATA PAGES


                           (iv)  TIMELINESS OF EXCHANGE DATA:


                                        The web site includes the ability to
                                 access information from the following
                                 exchanges. The availability of data from each exchange varies. Update Times codes are as follows: R/T is real-time transmission; BAT is batch transmission; EOD is end of day transmission, and 30, 15, 10 is the number of minutes the quote is delayed.

            NORTH AMERICA                                         Exchange      Market      Update Time    Market Hours
                                                                  Code            Watch                        (EST)
            United States

            American Stock Exchange (AMEX)
              *Available RealTime on MarketWatch                                   R/T          15         09:30-16:00
              -Includes regional exchanges                                         R/T
              -No bid/ask on AMEX delayed service                                  R/T
            Chicago Board Option Exchange (CBOE)                                                15         08:00-15:00

            Commodity Exchange Center (CEC)                                                     30         08:00-15:00
              -Coffee, Sugar & Cocoa Exchange                                                   30         09:00-15:15
              New York Cotton Exchange                                                          30         08:20-15:00
              -New York Futures Exchange                                                        30         08:15-16:30
            Chicago Mercantile Exchange (CME)                                                   10         08:00-15:00
              -Index and Option Market                                                          10         08:00-15:00
              -International Monetary Market                                                    10         08:00-15:00
            Commodity Exchange (COMX)                                                           30         07:30-14:15
            Kansas City Board of Trade (KCBT)                                                   10         09:30-16:15
            Mid America Commodity Exchange (MIDA)                                               10         08:20-16:15
            Minneapolis Grain Exchange (MGE)                                                    10         10:30-14:30
            NASDAQ Level 1, NMS, Level 2 Bulletin Board                            R/T          15         09:30-16:00
              *Available Real-Time on MarketWatch
              -Money Market Funds                                                               EOD           18:00
              -Mutual Funds                                                                     EOD           18:00
            New York Mercantile Exchange (NYME)                                                 10         08:10-15:10
            New York Stock Exchange (NYSE)                                         R/T          20         09:30-17:15
              *Available Real-Time on MarketWatch
              -Boston Stock Exchange                                               R/T          20         09:30-16:00
              -Chicago Stock Exchange                                              R/T          20         09:30-16:00
              -Cincinnati Stock Exchange                                           R/T          20         09:30-16:00
              -Pacific Stock Exchange                                              R/T          20         09:30-16:00
              -Philadelphia Stock Exchange                                         R/T          20         09:30-16:00
              -No bid/ask on NYSE delayed service                                  R/T

            Canada

            Alberta Stock Exchange                                AC                            15         09:30-16:00
            Montreal Stock Exchange                               MC                            15         09:30-16:00
            Toronto Stock Exchange                                TC                            15         09:30-16:00
            Vancouver Stock Exchange                              VC                            15         09:30-16:00

            EUROPE

            Portugal

            Lisbon Stock Exchange                                 LB                            BAT      07:00, 12:00 &
                                                                                                              14:45

            United Kingdom

            International Petroleum Exchange (IPE)                IP                            10         04:15-15:15

            London Commodity Exchange (LFOX)                      FO                            10         04:45-14:01
            London Int'l Financial Fut Exchange (LIFFE)           LI                            10         02:00-11:15
            London Metals Exchange (LME)                          LM                            33         06:45-11:35

            OTHER EUROPE

            Athens Stock Exchange                                 AN                            BAT           08:30
            Istanbul Stock Exchange                               IS                            BAT           11:30
            Luxembourg Stock Exchange                             LX                            BAT           09:30
            Prague Stock Exchange                                 PQ                            BAT           08:30
            Warsaw Stock Exchange                                 WS                            BAT           08:30

            FAR EAST

            Bombay Stock Exchange                                 BY                            BAT           03:00
            Colombo Stock Exchange                                CL                            BAT           06:00
            Karachi Stock Exchange                                KR                            BAT           08:00
            New Zealand Stock Exchange                            NZ                            BAT           02:15
            Philippine Stock Exchange                             MN                            BAT           05:30
            Seoul:  Korea Stock Exchange                          SL                            BAT           05:00
            Shanghai Stock Exchange                               SH                            BAT           07:00
            Shenzen Stock Exchange                                SN                            BAT           07:00
            Singapore Int'l Monetary Exchange                     SI                            30         18:45-06:10
            Taipei:  Taiwan Stock Exchange                        TP                            BAT           03:00

            LATIN AMERICA

            Buenos Aires Stock Exchange                           BA                            BAT           17:30
            Bogota Stock Exchange                                 BG                            BAT           17:30
            Caracas Stock Exchange                                CA                            BAT           17:30
            Lima Stock Exchange                                   LV                            BAT           20:00
            Montevideo Stock Exchange                             MV                            BAT           17:30

                           (v) ASSETS OF DBC MARKETWATCH, REAL TIME PORTION OF
                               DBC ONLINE INCLUDE:

                               Premium financial data

                               Vie real-time quotes for NYSE, AMEX, and NASDAQ exchanges on demand. You also get reliable, complete delayed data spanning futures, equity options, and international and Canadian exchanges. Plus, you can access foreign exchange rates and mutual and money market fund quotes, and bulletin board stock data.

                               Ability to create personal portfolios

                               Up to six personal portfolios, each containing up to 10 symbols, calculated in real-time. Customize portfolios by industry, short versus long term holdings, or actual holding versus speculative stocks.

                               Enhanced historical charts

                               Select 90 day, 180 day, or 1 year charts of stocks and funds. Choose from bar, line or candlestick style charts.

                               Real-time financial news and commentary

                               Access real-time market news straight from the DBC Newsroom. Plus, headlines from Options News Exchange, Futures World News, and Zacks Investment Research, in addition to top stories from Comtex. And, expert market commentary providing insight on topics ranging from small cap stocks to the overall market, and everything in between.

                               Company research

                               Extensive company research from Market Guide
                               Company Reports spans 8,000 companies. Plus, receive complete fundamental data on all stocks.

                               Ability to Trade online

                               MarketWatch provides seamless access to top online trading sites.


                           (vi)  ASSETS OF STOCKCHAT

                               The functionality of the a [?] bulletin board site allowing visitors to read strings of messages on a variety of subjects, including individual stocks and to post messages for others to seen [SIC] and comment upon.

                           (vii) BRAND LABEL QUOTE SITES

                                    Included in DBC online assets is the ability
                               to co-branding a web site with DBC Online. This provides quality, high-traffic web sites the opportunity to furnish their online users with the same comprehensive, user-friendly, and timely financial data & market news that DBC Online offers its own customers in exchange for a revenue split on advertising or for a monthly fee.

                                    Brand Label Quote sites (or BLQs) allow
                               access to 15-minute delayed stock quotes
                               (refreshed every few minutes), a personal portfolio that accepts up to 10 ticker symbols and has price and valuate functions, the extensive DBC Newsroom, up to the minute business headlines, international data, sports data, and more.

                                    DBC co-brands these pages by using the logo,
                               background and navigation bars of the company's web site, creating a BLQ that retains the look and feel of the original site design. Every page will carry both the company and the DBC logo, making it a true co-branded site.

                               Examples of co-branded sites now in effect:

                               -     USA Today
                               -     Washington Post
                               -     The Baltimore Sun
                               -     Wall Street Online
                               -     USNews & World Report
                               -     PR Newswire
                               -     TechWeb
                               -     Hoover's Online
                               -     Deloitte & Touche
                               -     Business Wire